Exhibit 10.6

                              LETTER OF INTENT FOR
                                OPTION AGREEMENT

     When countersigned by each of the parties, this Letter of Intent outlines the general terms as of the 30th day of October, 2007 for the agreement by and between SPIRIT EXPLORATION, a corporation incorporated pursuant to the laws of Nevada, USA (hereinafter referred to as "Spirit Exploration") and FRANZOSI S.A., a corporation incorporated pursuant to the laws of Ecuador (hereinafter referred to as "Franzosi").

     It is intended that Spirit Exploration and Franzosi shall, subject to the terms set forth herein and in a Definitive Joint Venture Agreement, enter into the following terms regarding the Maria OIliva Concession:

     WHEREAS, Spirit Exploration through EcuadorGoldCorp, S.A. ("Ecuador Gold"), its 99% Ecuadorian Subsidiary, is the owner of a 100% interest in The "Maria Olivia Concession" a mining concession which lies in the northwest corner of the Portovelo-Zaruma mining camp, which is found in the cantons of Ayapamba and Paccha, Province of El Oro, southern Ecuador. It is center at Latitude 03 36' 30" South and Longitude 79 40' West (Figure 1, 2, 3). It covers an area of 1,067.2 hectares. Boundary co-ordinates for the Project are found in Table 1 below. These are based on a metric UTM grid system referenced to PSAD-56 datum and geographic zone 17.

TABLE 1 - MARIA OLIVIA BOUNDARY COORDINATES

     EASTING - M     NORTHING - M
     -----------     ------------
     643558          9606000
     ------          -------
     645720          9607000
     ------          -------
     647000          9607000
     ------          -------
     647000          9604000
     ------          -------
     646000          9604000
     ------          -------
     646000          9599800
     ------          -------
     645000          9599800
     ------          -------
     645000          9606000
     ------          -------


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     The project is situated about 175 kilometres southeast and 60 kilometres east of the major Pacificic western foothills of the Andean Cordillera Occidental and is more particularly described in Schedule "A" to this Option Agreement the "Maria Olivia";

     AND WHEREAS Franzosi would like to complete a series of exploration and development expenditures on the Maria Olivia Project for the specific corporate purpose of earning a up to a 50% interest in the Maria Olivia Project,

     AND WHEREAS, Spirit and Franzosi will jointly form a new Ecuadorian corporation ("Newco") which shall be granted 100% interest in the production and exploration of the Maria Olivia concession (the "Production Interest");

     NOW THEREFORE, in consideration of the sum of Ten Dollars ($10) now paid by Franzosi to Spirit Exploration, and of the mutual covenants herein contained, the Parties hereto hereby agree as follows:

1. Upon execution of this Letter of Intent, the parties hereto hereby agree as follows:

     The parties will diligently and in good faith negotiate a definitive Joint Venture Agreement, (the " Agreement"), incorporating the principal terms of the contemplated transaction as set forth herein and, in addition, such other terms and provisions of a more detailed nature as the parties may agree upon. In the Definitive Assignment Agreement, each of Spirit Exploration and Franzosi will make such representations and warranties are customary in transactions of this nature. A11 representations and warranties will survive the closing of the transactions contemplated herein and any and all investigations at any time made by or on behalf of the parties. The Definitive Agreement shall be completed and executed on or before November 13, 2007 (15 days of the date of this Letter of Intent).

     Upon execution of the Definitive Agreement, the parties will immediately form Newco and enter into an assignment and assumption agreement pursuant to which 100% of the Production Interest is assigned to Newco. Newco shall initially be owned 50% by Spirit and 50% by Franzosi.

     Franzosi will Immediately issue and deliver to Spirit Exploration a total of 23 shares (which is an equivalent of 1,000,000 common shares, once merged with CPC in Canada; which represents approximately 3%), in the capital stock of Franzosi upon execution and delivery of the definitive Joint Venture Agreement. Franzosi represents and warrants that there are currently a total of 800 shares outstanding and 23 shares constitutes approximately 3% of the total equity of Franzosi issued and outstanding;

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     As the "first tranche": Franzosi will deliver and pay the nonrefundable sum of $250,000 upon completion of the update of the the NI 43-101 to reflect the "Agreement" by and between Spirit Exploration and Fransozi S.A.

As the "Second tranche": Franzosi will immediately deliver and pay the sum of $250,000 upon the Canadian Stock Exchange accepting said NI43-101 as a qualifying transaction, which acceptance must occur on or before January 15, 2008 (the "Acceptance Date").

     Spirit Exploration shall be permitted to cancel the definitive Joint Venture Agreement immediately, without notice and without any recourse to Spirit Exploration or refund of any funds, in the event the Second Tranche is not paid on or before January 22, 2008, unless both parties agree, in writing, to extend the Second Tranche payment.

     Franzosi shall incur the up front costs as estimated and detailed by Spirit Exploration more fully in the Definitive Agreement and outlined now in Exhibit 1, directly associated with the extraction of Au (gold) and other precious
metals in the Maria Olivia Project.   Franzosi's interest in Newco shall
initially be 50% but retention of which shall be based upon expenditures in the Maria Olivia Project on the following schedule:

     1. Franzosi shall forfeit it's entire interest in Newco if payment of Second Tranche is not made on or before the Acceptance Date (which shall represent Phase V working capital).

     2. Franzosi shall retain 5.25% interest in Newco but forfeit its remaining 44.7% interest if it has not completed expenditures of $300,000 for Phase I of the project which shall occur on or before 45 days from the Acceptance Date.

     3. Franzosi shall retain 8.35% interest in Newco but forfeit its remaining 41.65% interest if it has not completed additional expenditures of $1,500,000 for Phase II of the project which shall occur on or before forty-five days of the Acceptance Date.

     4. Franzosi shall retain 23.95% interest in Newco but forfeit its remaining 26.05% interest if it has not completed additional expenditures of $500,000 for Phase III of the project which shall occur within three months of the commencement of drilling.

     5. Franzosi shall retain 29.2% interest in Newco but forfeit its remaining 20.8% interest if it has not completed final additional expenditures of $2,000,000 for Phase IV of the project which shall occur upon demand when the project is preparing for production and the exploration phase has created targets to begin mine preparation.
The Definitive Agreement will include a more detailed payment schedule.

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
2. The parties hereto agree that Spirit Exploration shall be the operator as defined hereinabove and that the amounts to be expended by Franzosi shall be expended in accordance to actual costs associated with the extraction of Au and other precious metals in the Maria Olivia Project which shall be prepared by an independent auditor agreed upon by a joint Franzosi-Spirit Exploration Committee. In order to accurately track expenditures and for auditing purposes, (Spirit Exploration), as operator, agrees to provide Franzosi with copies of all estimates, material contracts, receipts and all other items which attest to the expenditure of Franzosi's funds on the Projects. In addition, Franzosi shall have the right to appoint a Project Supervisor/Controller whose principal function shall be to oversee the day to day operations of the Maria Olivia Project and to make regular reports to the participants.

3. Franzosi shall have the right to sell, assign, transfer or otherwise convey the whole or any part of its rights and duties under this Option Agreement prior to vesting to a third party reasonably acceptable to Spirit Exploration provided that notice of such action is provided to Spirit Exploration pursuant to the notice provisions outlined in section 9 of this Option Agreement and Spirit Exploration has a period of 60 days to review and approve or deny such assignment.

4. The parties hereto agree that, in the event that either party wishes to assign or transfer the whole or any part of its working interest in the Projects to any third party other than an affiliated party, the other party shall have a first right of refusal in the working interest to be transferred.

5.     Franzosi represents and warrants to Spirit Exploration that:

          1. Franzosi will cooperate fully in a timely manner with Spirit Exploration to enable Spirit Exploration to perform its obligations as operator hereunder.

          2. The execution and performance of this Letter of Intent by Franzosi has been duly authorized by the Board of Directors of Franzosi.

          3. The performance by Franzosi of this Letter of Intent will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of Franzosi or any contractual obligation by which Franzosi may be bound.

          4. Further representations and warranties shall be included in the Definitive Agreement.

6.     Spirit Exploration represents and warrants to Franzosi as follows:

          1. Spirit Exploration was validly incorporated and is currently in good standing pursuant to the relevant laws and regulations of the State of Nevada.

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

          2. The execution and performance of this Letter of Intent by Spirit Exploration has been duly authorized by the Board of Directors of Spirit Exploration.

          3. The performance by Spirit Exploration of this Letter of Intent will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of Spirit Exploration or any contractual obligation by which Spirit Exploration may be bound.

          4. Spirit Exploration has the legal right to conduct exploration and development programs on the Maria Olivia Project and has the right to mine and otherwise commercially exploit any minerals found on the Maria Olivia Project.

          5. Spirit Exploration shall immediately prepare a complete budget for exploration and production of the Maria Olivia Project and deliver such to Franzosi within 10 business days from the signing of this letter of intent.

          6. Further representations and warranties shall be included in the Definitive Agreement.

7. Until such time as the same may become publicly known, the parties agree that any information provided to either of them by the other of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Letter of Intent.

8. All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail or by national or international courier. Notices will be deemed given upon the earlier of actual receipt four (4) business days after being mailed or delivered to such courier services.

          Notices shall be addressed to (Spirit Exploration) at:
          Spirit Exploration, Inc.
          3132 W Post Road
          Las Vegas, NV 89118
          Attn:  Peter Laipnieks

          Copy to:

          Cutler Law Group
          3206 West Wimbledon Dr
          Augusta, GA 30909
          Attn:  M. Richard Cutler, Esq.

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

          And to Franzosi at:
          Franzosi S.A.,
          Avenida Repubiica de El Salvador
          #1082; Mansion Blanca
          Torre Paris; Piso 9
          Quito, Ecuador

9.     Miscellaneous

     This Agreement may be executed in multiple counterparts which shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party each executes at least one counterpart

     This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

SPIRIT EXPLORATION INC.

By:  \s\ Peter Laipnieks
     ----------------------------
     Peter Laipnieks, President


FRANZOSI RESORCES INC.

\s\ Jaime S. Gomez Moya
----------------------------

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Phase I Start-up Exploration (6 months) Estimated Cost $300,000 USD
1.       Environmental Impact Study Phase I.
2.       Soil and water studies to begin with Laboratory results.
3. Mining Engineers to begin surface evaluations for possible entry points of main tunnel.

Phase II (Optional) Drill Program put into place. (1 year minimum). Estimated Cost $1,500,000 USD
1. Hire drill team with approved North American Geologist to prepare cores for booking and lab preparation.
2.     Build security shelter for cores and equipment.
3.     Move equipment on site and begin drilling.
4. Prepare model from drilling results of the ore body after the first 5,000 meters have been drilled and sampled.
5.     Begin calculation of provable resources based upon early lab reports.
6.     Start second round of drilling (5,000 meters).
7. Same as model above, use these to assure mining tonnage and grade for valuations.
8.     Repeat based upon distance, depth and width of findings.

Phase III Begin Underground Extraction (Mining). (3 Months from Drilling) Estimated Cost $500,000 USD
1.     Complete Environmental Impact Study Phase II and III for extraction.
2.     Mining Engineers to begin construction of entry for Main Tunnel.
3. Mechanical Engineers to approval final drawings of Processing Plant (Floatation).
4.     Home office to approve budgets set forth by all teams.
5. Flow charts and objectives to be approved and met by everyone from financing to construction.
6.     Production objective to be set by Home Office, Plant Chief and Mining
       Chief.

Phase IV Begin Construction of 200 Ton Plant and Mining Extraction of Same. (One year from start of Construction) Estimated Cost $2,000,000 USD
1.     Set footers for 400 Ton Per Day Processing Floatation Plant
2.     Purchase Equipment to set 200 Ton Per Day in this Phase
3.     Develop tailings pond for 5 year production at 200 Ton Per Day for Impact
       Study
4. Rail, water, air and electricity mine for extraction of 200 Ton Per Day Operation
5.     Build Laboratory on site
6.     Set security perimeter around active plant and mine area

Phase V Operations: Working Capital - Estimated Cost $500,000 USD

Total: $4,300,000 Cost + $500,000 Working Capital

Revenue Model 200 T/D @ 7g/t x 26 days x 12 months = $10,046,400 Annual Gross Revenue


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